Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement dated as of February 23, 2015 (the “Agreement”), is by and between ORAGENICS, INC., a Florida corporation, (the Company”), and Albert Fosmoe (the “Executive”).

WHEREAS, the Company is a biotechnology company currently engaged in the business of research, development, and sales of proprietary products and technologies;

WHEREAS, the Company desires to employ Executive and Executive desires to become employed with the Company; and

WHEREAS, the Company wishes to assure itself of the continued services of the Executive on a non-interim basis for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties intending to be legally bound, hereby agree as follows:

1.	EMPLOYMENT.

The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, or as modified by future agreement between the parties, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company’s Senior Vice President – Operations/Product Development during the term of this Agreement.

2.	TERM OF AGREEMENT.

The term of this Agreement shall be for an indefinite period that shall commence effective as of January 1, 2015 (the “Effective Date”), and shall end when the employment relationship is terminated by either party as set forth below.

3.	SALARY AND BONUS

The Executive shall receive an initial annual base salary during the term of this Agreement at a rate of $232,300 per annum, payable in installments consistent with the Company’s normal payroll schedule. The Board shall review this base salary periodically, and may adjust the Executive’s annual base salary from time to time as the Board deems to be appropriate.

The Executive shall also be eligible to receive bonuses from the Company during the term of this Agreement in the discretion of the Compensation Committee of the Board of Directors, as approved by the full board.

Notwithstanding the foregoing, the Executive shall also be eligible to receive performance bonus compensation from the Company during the term of this Agreement of up to 25% of his annual base salary based on appropriate Company based and individual based targets in the discretion of the Compensation Committee as approved by the full Board of Directors. The targets for each year shall be established by March 31 of that year. If awarded, any bonus shall be paid only if (i) the Compensation Committee has completed its year-end review of the Company’s financial statements and other financial performance for the year and has certified that the Executive has satisfied his performance targets for the year, which such certification shall occur during the period commencing January 1 and ending February 28 of the year following the year for which the Executive’s employment is being assessed, and (ii) the Executive is an employee of the Company on the date that the Compensation Committee certifies that the performance bonus has been earned. If the Compensation Committee certifies that the performance bonus has been earned, such bonus shall be paid on or before March 31 of such year.

The Executive acknowledges and agrees that any incentive-based compensation paid to the Executive pursuant to this Agreement will be subject to clawback or repayment to the extent such clawback or repayment is required by the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time, or as required by law.

4.	ADDITIONAL COMPENSATION AND BENEFITS

Executive shall be eligible for participation in the Company’s long term incentive program for certain key employees and for awards under the Company’s 2012 Equity Incentive Plan, each as determined by the Board of Directors in its discretion.

The Executive shall receive additional benefits as set forth in the Employee Handbook, except that the Executive shall in lieu of the vacation time set forth therein receive up to four weeks paid vacation per annum, provided that no more than two years of vacation time may be allowed to accrue, with accrued vacation time in excess of eight weeks being subject to forfeiture.

5.	TERMINATION.

(a) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment, the Executive shall be entitled to receive from the company his base salary through termination (including any mutually agreeable notice period) and any accrued but unpaid vacation time and other benefits as set forth in the Employee Handbook or this Agreement.

(b) Involuntary Termination Without Cause by the Company. In the event that the Executive is involuntarily Terminated Without Cause by the Company, the Executive shall receive in addition to his accrued vacation time and other benefits as set forth in the Employee Handbook, the following additional benefits:

1)	Six months salary, plus all accrued vacation time and other benefits as set forth in the Employee Handbook.

2)	Outplacement services at the expense of the Company at a cost not to exceed $7,500.00.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the payments described in Section 5(b)(1) and (2) above if, and only if, Executive duly executes and returns to the Company, within the applicable time period set forth therein, the release of claims in favor of the Company in the form attached hereto as Exhibit A, as amended from time to time to reflect changes in applicable law (the “Release”). Notwithstanding any other payment schedule set forth in this Agreement, none of the payments set forth in Section 5(b)(1) and (2) above will be paid or otherwise delivered prior to the effective date of the Release.

(c) Termination for Cause. In the event that the Executive is terminated for cause, the Executive shall be entitled to receive the full payment for accrued vacation time and other accrued benefits as set forth in the Employee Handbook. For the purposes of this section “Cause” shall be defined as any action that is illegal, immoral, or improper that reflects on the Company, the Executive, or the ability of either to function optimally.

(d) Death or Disability. In the event of the Executive’s death, the Executive’s Estate shall be paid the Executive’s salary as it would have accrued over a period of thirty (30) days after the Executive’s death, and the Company shall extend the Executive’s estate’s right to exercise vested stock options for six months, provided such extension is permitted under the Stock Option Plan. In the event the Executive becomes disabled (as defined by company’s short and long-term disability benefit insurance policies), the Company shall pay the Executive’s salary as it would have accrued over a period of thirty (30) days after the Executive becomes disabled, and the Company shall extend the Executive’s right to exercise vested stock options for six months, provided such extension is permitted under the Stock Option Plan.

6.	CHANGE OF CONTROL OF THE COMPANY

In the event of a change of control of the Company, all employee stock options (excluding performance based awards) awarded to the Executive will be fully and immediately vested. If such change of control results in involuntary separation from employment for the Executive from the Company, or its successor within 180 days of such change of control, the Executive shall have the following rights and benefits:

(1)	The Executive shall receive six months of salary and the extension of his benefits (excluding vacation time and paid time off) for said six months period;

(2)	The Executive’s right to exercise vested options shall be extended to six months from the date of separation, provided said extension is allowed under the Company’s Stock Option Plan; and

(3)	The Executive shall receive outplacement services at the expense of the Company at a cost not to exceed $7,500.00.

For the purpose of this section of the Agreement, the following definitions shall apply:

(1)	“Involuntary Separation from Employment” shall be defined as either: 1) termination without cause; 2) any reduction in responsibilities or office altering the status of the Executive as an employee; or 3) the duplication of the Executive’s position by an equivalent executive in the acquiring entity.

(2)	“Change in Control” shall be defined as the occurrence of any of the following events:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d 3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the payments described in this Section 6 if, and only if, Executive duly executes and returns to the Company, within the applicable time period set forth therein, the Release. Notwithstanding any other payment schedule set forth in this Agreement, none of the payments set forth in this Section 6 will be paid or otherwise delivered prior to the effective date of the Release.

7.	LEGAL ACTION AGAINST THE EXECUTIVE REGARDING ACTIONS TAKEN WITHIN THE SCOPE OF EMPLOYMENT

In the event that the Executive is named as a party in any lawsuit regarding any action taken within the scope of employment, the Company shall provide legal representation and indemnification to the Executive, provided that the Executive agrees to be represented by the Company’s counsel, and the Executive agrees to execute a waiver of conflicts of interest satisfactory to the Company’s attorneys that would permit them to provide such representation under the rules of the Florida Bar Association.

8.	WITHHOLDING

The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9.	PROTECTION OF CONFIDENTIAL INFORMATION

The Executive agrees that he will keep all confidential and propriety information of the Company or relating to its business (including but not limited to, information regarding the Company’s methods of operation, product development and trade secrets) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only with those who “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the company of is otherwise in the public domain at the time of disclosure.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9. are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

10.	OWNERSHIP OF DEVELOPMENTS

All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of his performance of this contract for the Company or its customers (collectively called the “work product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the company within the meaning of Title 17 of the United States Code. The Executive agrees to assign at the time of the creation of any work product, without any further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate or necessary to give full and proper effect to such assignment.

11.	SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

12.	CONFIDENTIALITY.

This agreement is confidential between the parties, and shall not be published to or shared with any organization, person, or individual (including other company employees) by either party except as necessary within the ordinary course of business to comply with regulations or obtain professional counsel.

13.	ENTIRE AGREEMENT.

This agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

14.	GOVERNING LAW.

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

ORAGENICS, INC.

/s/ Michael Sullivan
By:	Michael Sullivan
Title:	Chief Financial Officer

Executive:

/s/ Albert Fosmoe
Albert Fosmoe

EXHIBIT A

RELEASE

In exchange for the consideration set forth in Section 5(b) or Section 6, as applicable, of the Executive Employment Agreement dated as of January 1, 2015 (the “Employment Agreement”) between Albert Fosmoe (“Executive”) and Oragenics, Inc., (the “Company”), Executive, for himself and his heirs, assigns, executors and administrators, shall waive and release the Company, and its successors and assigns, as well as any subsidiary of the Company, and its respective officers, directors, agents, shareholders and employees (the “Company Released Parties”), from any and all Claims and Controversies as defined herein, with the exception of claims arising directly out of the Company’s obligations under Section 5(b) or Section 6, as applicable, of the Employment Agreement.

For the purposes hereof, the term “Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act of 1963 (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 et seq., as amended, the Rehabilitation Act of 1973, 29 U.S.C. §§ 794 et seq., as amended, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Electronic Communications Privacy Act, 18 U.S.C. 2510 et seq., and 2701 et seq., as amended, the Uniform Services Employment and Re-Employment Rights Act, 38 U.S.C. §§ 4301 et seq., as amended, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, as amended, the Florida Civil Rights Act (“FCRA”), Chapter 760, Florida Statutes, the Genetic Information Non-Discrimination Act (“GINA”), 42 U.S.C. 2000ff, et seq.; Florida’s Minimum Wage Act, §§448.109 and 448.110, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, breach of the Employment Agreement, other breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortuous interference with prospective contract, tortuous interference with business relationship, tortuous interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to Executive, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between Executive on the one hand, and the Company on the other hand, whether related to or in any way growing out of, resulting from or to result from Executive’s employment with and/or termination from the Company, for or because of any matter or thing done, omitted, or allowed to be done by the Company, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Agreement, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

Executive understands that Executive is releasing Claims and Controversies of which Executive may not be aware. This is Executive’s knowing and voluntary intent, even though Executive recognizes that someday Executive might learn that some or all of the facts that Executive currently believes to be true are untrue and even though Executive might then regret having signed this Agreement. Nevertheless, Executive is assuming that risk and Executive agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Executive is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released and Executive understands the significance of doing so.

Neither Executive nor his heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, with respect to any Claims and Controversies that Executive is releasing in this Agreement. Nothing in this Agreement is intended to limit in any way Executive’s right or ability to file a charge or claim of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, filing a lawsuit in federal or state court in their own name or taking any other action authorized under these statutes. Executive retains the right to participate in any such action. Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by him or in response to the government and is not limited by any non-disparagement or confidentiality obligation under this Agreement. Executive hereby waives and releases his right to recover money or other relief in any action that might be brought on his behalf by any other person or entity including, but not limited to, the State of Florida, EEOC, the Department of Labor or any other federal, state or local agency or department.

Executive has twenty-one (21) calendar days from the date the original Release was given to him,                 , 20    , to consider this Release before signing it. The twenty-one (21) day period expires on                 , 20    . Executive may use as much or as little of this twenty-one (21) day period as he wishes before signing. Any change in this Release, material or otherwise, does not restart the 21 day period. If Executive does not sign and return this Release within this twenty-one (21) day period, it will not become effective or enforceable and Executive will not receive all of the benefits described in this Release.

This Release may be revoked by Executive for a period of seven (7) calendar days following the execution of the Release (the “Revocation Period”). No payments shall be made and the Release shall not become effective or enforceable until the Revocation Period has expired. Any such revocation must be communicated in writing to the Company. Any such revocation must be received by the Company no later than the next business day after the Revocation Period expires.

The Company has advised Executive to consult with an attorney prior to executing the Release. Executive acknowledges and represents that he (a) has fully and carefully read this Release prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his own choice as to the legal effect and meaning of each of the terms and conditions of this Release, and (c) is signing and entering into this Release as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Release.

ALBERT FOSMOE

Dated: